Exhibit 77P
 EXEMPTIVE
 ORDER TRADES
 (rather than 10f3)

Trade Date:      Ticker      Issuer                           Funds
    06/27/2002   PLUE.KL     PLUS EPRESSWAYS BHD              Emerging Markets


    07/11/2002   ERST.VI     ERSTE BANK                       INTL Discovery

    11/05/2002   TELA.VI     Telekom Austria Ag               Global Growth